LIST OF SUBSIDIARIES OF
                        MONARCH CASINO & RESORT, INC.


Golden Road Motor Inn, Inc.            Ownership Percent:  100%
dba Atlantis Casino Resort             State of Incorporation:  Nevada



















































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